Exhibit 99.1

PRESS RELEASE

NORTH AMERICAN SCIENTIFIC REPORTS FISCAL SECOND QUARTER RESULTS

➢ Eleventh Consecutive Quarter of Year-Over-Year Radiation Sources Revenue Growth
➢ Company experiences 24% growth in Prostate Therapeutic Sales

Chatsworth, CA - June 24, 2008— North American Scientific, Inc. (Nasdaq: NASM) today announced financial results for its fiscal second quarter ended April 30, 2008. For the second quarter of fiscal 2008, the Company reported revenues from continuing operations of approximately $4.6 million, an 22% increase over the second quarter of the prior year, and a net loss from continuing operations of $4.3 million, or $0.05 per share, compared to the net loss from continuing operations for the second quarter of the prior fiscal year of $2.1 million, or $0.07 per share. Continuing operations exclude the discontinued operations of the NOMOS® Radiation Oncology business which was sold in September, 2007, Per share results are based on shares outstanding April 30, 2008, immediately prior to the 1-for-5 reverse split approved by the shareholders and implemented on May 1, 2008.

“During the second quarter we achieved our eleventh consecutive quarter of year-over-year growth in our Radiation Sources business,” said John B. Rush, President and Chief Executive Officer of North American Scientific. “Our Radiation Sources revenues grew 22% in the second fiscal quarter compared to last year. This growth was driven by a 24% increase in our prostate brachytherapy business, and was partially offset by a decline in our non-therapeutic products business which decreased 2% from the prior year. We believe we are well positioned to capitalize on the positive, emerging market dynamics and our strong relationships with our customers in our therapeutic business segments, which together should support growth in fiscal 2008 and beyond.

“Regarding our new breast brachytherapy product, ClearPath™, we continue to execute to our plan which includes commercial release of our new product during the second calendar quarter of 2008,” continued Mr. Rush. “We have selected the first 8 treatment centers we intend to partner with in early commercial launch and have begun the training process in advance of this pending ClearPath HDR™ release.

Second Quarter Financial Results

For the second quarter of fiscal 2008, the Company reported revenues from continuing operations of approximately $4.6 million compared with revenues from continuing operations of $3.8 million for the second quarter of fiscal 2007. The 22% increase from the prior year was due to a $0.9 million, or 24%, increase in sales of the Company’s brachytherapy seeds and accessories, partially offset by a $0.1 million, or 2%, decrease in non-therapeutic product sales from the second quarter of the prior year.

The net loss from continuing operations for the second quarter of fiscal 2008 was $4.3 million, or $0.05 per share, compared with the net loss from continuing operations for the second quarter of fiscal 2007 of $2.1 million, or $0.07 per share. The $2.2 million increase in the net loss from continuing operations was primarily due to a $0.5 million increase in gross margin, offset by a $0.5 million increase in G&A costs, $0.6 million increase in selling expenses and $1.2 million increased spending on research and development related to ClearPath.

At the end of the second quarter of fiscal 2008, the Company had $3.8 million in cash and cash equivalents, compared with $0.6 million at the end of fiscal year 2007. During the second quarter of fiscal 2008, the Company used $3.8 million cash to fund continuing operations, compared with $4.0 million in the second quarter of the prior year. As of April 30, 2008 the Company had no interest-bearing debt outstanding.

Six Months Financial Results

For the first six months of fiscal 2008, the Company reported revenues from continuing operations of approximately $9.0 million compared with revenues of $7.7 million for the first six months of fiscal 2007, a 17% increase. The 17% increase from the prior year was due to a $1.1 million increase in volume of our palladium brachytherapy products, which also had the effect of increasing average selling prices by $0.2 million.

The net loss from continuing operations for the first six months of 2008 was $8.6 million, or $0.13 per share, compared with the net loss from continuing operations for the first six months of fiscal 2007 of $4.4 million, or $0.15 per share. The $4.2 million increase in net loss from continuing operations was due to $0.5 increase in gross profit offset by a $0.5 million increase in marketing costs, a $1.0 million increase in G&A costs, $1.7 million increased spending on research and development related to ClearPath, $0.3 million increase in severance costs, and a $1.2 million increase in interest and other expenses.

The Company also announced on June 10, 2008 the signing of the Ninth Amendment to its previously expired Revolving Line of Credit Agreement with Silicon Valley Bank. The Ninth Amendment provides us with a $3.0 million 36 month term loan, to be fully drawn down prior to September 30, 2008, and an additional $3.0 million revolving line of credit subject to a borrowing base limitation for eligible receivables.

ClearPath™ Breast Brachytherapy Update

The ClearPath systems are intended to combine the ease-of-use benefits of balloon brachytherapy products with the customized dose planning benefits of the multi-catheter brachytherapy procedure into one device. This innovative combination is expected to allow more patients to access the shorter radiation treatment cycles offered through accelerated partial breast irradiation (APBI) when treated with the ClearPath Device.

The ClearPath systems are placed in the patient through a single incision and are designed to adapt to the resection cavity, allowing for more conformal therapeutic radiation dose distribution following lumpectomy compared to other methods of APBI. Our family of ClearPath devices is designed to accommodate either high-dose treatment methods (using ClearPath-HDR™), or low-dose continuous treatment methods (using ClearPath-CR™). The Company has received 510k approval from the United States FDA for both ClearPath-HDR and ClearPath-CR.

Throughout the fourth quarter of fiscal 2007, the Company began clinical experience and collected data from human patient implants performed by key opinion leaders with the first generation ClearPath-HDR device. The Company has continued to work on product improvements during the first quarter of fiscal 2008 and plans several key developments and marketing activities designed to support the successful commercialization of the ClearPath™ products in fiscal 2008:

Key ClearPath Development Activities planned in Fiscal 2008
•	Complete development and introduce second generation ClearPath-HDR products that increase functionality and ease-of-use
•	Introduce the first generation ClearPath-CR (continuous release) products
•	Strategically expand the Company’s distribution and sales organization to focus on ClearPath™ products

Conference Call

The Company will host an investor conference call to review its fiscal second quarter 2008 financial results and latest corporate developments, beginning at 1:30 pm PDT/4:30 pm EDT on Wednesday, June 25, 2008. The dial-in number for the conference call is 866-202-0886 for domestic participants and 617-213-8841 for international participants, using pass code 68823629.

A live webcast of North American Scientific's conference call will be available over the Internet through its website at www.nasmedical.com in the Investor Center. For those who cannot listen to the live webcast, a taped replay of the call will be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. It can be accessed at the same site shortly after the call, or by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, using the pass code 14989109.

About North American Scientific

North American Scientific is a leader in radiation therapy in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and SurTRAK™ needles and strands used primarily in the treatment of prostate cancer. In addition, the Company has been gaining clinical experience with its first generation ClearPath™ multi-channel catheter breast brachytherapy devices in 2007, and intends to launch the second generation devices in 2008. They are the only such devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.   Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.

Company:
John Rush, CEO
IR@nasmedical.com
(818) 734-8600

(---financial tables follow---)

NORTH AMERICAN SCIENTIFIC, INC.

Consolidated Balance Sheets

	April 30,	October 31,
	2008	2007
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$3,792,000	$609,000
Accounts receivable, net of reserves	2,624,000	2,296,0000
Inventories, net of reserves	1,382,000	1,546,000
Prepaid expenses and other current assets	680,000	724,000
Total current assets	8,476,000	5,175,000

Equipment and leasehold improvements, net	1,033,000	891,000
Intangible assets, net	103,000	110,000

Total assets	$9,614,000	$6,176,000

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities
Lines of credit, net of discount	$ ---	$3,241,000
Warrant derivative	---	173,000
Accounts payable	2,115,000	2,564,000
Accrued expenses	3,004,000	3,110,000

Total current liabilities	5,119,000	9,088,000

Commitments and contingencies	---	---

Stockholders’ Equity (Deficit)
Preferred stock, $0.01 par value, 2,000,000 shares authorized; no shares
Issued	—	—
Common stock, $0.01 par value, 150,000,000 and 100,000,000 shares
authorized, 92,641,876 and 29,601,352 shares issued: and 92,435,855 and 29,395,331 shares outstanding as of April 30, 2008 and October 31, 2007, respectively	929,000	300,0000
Additional paid-in capital	160,466,000	145,533,000
Treasury stock, at cost - 206,021 common shares as of April 30, 2008 and October 31, 2007, respectively	(227,000)	(227,000)
Accumulated deficit	(156,673,000)	(148,518,000)

Total stockholders’ equity (deficit)	4,495,000	(2,912,000)

Total liabilities and stockholders’ equity (deficit)	$9,614,000	$6,176,000

NORTH AMERICAN SCIENTIFIC, INC.

Consolidated Statements of Operations
(Unaudited)

	Three months ended April 30,				Six months ended April 30,
	2008		2007		2008		2007

Revenue		$4,638,000		$3,788,000		$8,975,000		$7,702,000

Cost of revenue		2,973,000		2,606,000		5,812,000		5,104,000

Gross profit		1,665,000		1,182,000		3,163,000		2,598,000

Operating expenses
Selling expenses		1,468,000		856,000		2,313,000		1,785,000
General and administrative expenses		2,600,000		2,032,000		5,439,000		4,434,000
Research and development		1,581,000		384,000		2,438,000		764,000
Severance		346,000		---		346,000		---

Total operating expenses		5,995,000		3,272,000		10,536,000		6,983,000

Loss from operations		(4,329,000)		(2,090,000)		(7,373,000)		(4,384,000)
Interest and other income (expense), net		29,000		(47,000)		(1,259,000)		(28,000)

Loss before provision for income taxes		(4,300,000)		(2,137,000)		(8,632,000)		(4,412,000)

Net loss from continuing operations		(4,300,000)		(2,137,000)		(8,632,000)		(4,412,000)
Net loss from discontinued operations, net of income tax effect		(51,000)		(1,043,000)		(114,000)		(1,963,000)

Net loss		$(4,351,000)		$(3,179,000)		$(8,746,000)		$(6,375,000)

Basic and diluted loss per share:
Basic and diluted loss per share from continuing operations	$	(0.05)	$	(0.07)	$	(0.13)	$	(0.15)
Basic and diluted loss per share from discontinued operations	$	---	$	(0.04)	$	---	$	(0.07)

Basic and diluted loss per share	$	(0.05)	$	(0.11)	$	(0.13)	$	(0.22)

Weighted average number of shares outstanding		92,435,855		29,335,385		65,070,961		29,332,148

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